     Exhibit 99.1

News Release

CONTACT: ELLEN BATKIE (800) 262-6301

CHARTER ONE TO ACCELERATE HIGH-COST DEBT; PROVIDES 2004 OUTLOOK

CLEVELAND, Ohio, January 20, 2004 — Charter One Financial, Inc. (NYSE:CF), the holding company of Charter One Bank, N.A., today announced that the Board of Directors has elected to prepay certain FHLB advances scheduled to mature in mid-2005 and early 2006. The prepayment penalty, which will be recognized in the first quarter of 2004, should be substantially recovered through increased earnings in less than 18 months. Not only will this result in an improved operating earnings stream for 2004 and 2005, it will also aid in accelerating the reduction of single-family loan and security exposure and related interest rate risk.

“The success of our retail strategy in the year 2003 gives us even greater confidence that our unbridled commitment to retail banking will continue to enhance both franchise and shareholder value,” commented Charles John Koch, Charter One’s Chairman and Chief Executive Officer. “Having recently concluded our 2004 Business Plan process with these achievements fresh in our mind, the 2004 Plan anticipates:

•	An additional 125 banking centers opened throughout our footprint

•	Anchored by our larger footprint and with continued strong marketing support, a continuation of our superior growth in deposit-related revenues and noninterest-bearing demand deposits

•	Non-residential loan portfolio growth to continue at the same robust pace as 2003

•	Further reduction in our combined 1-4 family and mortgage-backed securities portfolios.”

In order to fund these initiatives while still providing acceptable earnings visibility, Charter One determined that acceleration of its 2005/early 2006 FHLB advance portfolio was economically viable at this juncture. Accordingly, during the month of January 2004, the Company intends to prepay $2.25 billion in FHLB advances with a weighted average cost of 6.27%, and incur a projected prepayment penalty of $.45 to $.50 per share. Excluding this charge, Charter One anticipates that it will earn $2.90 to $3.00 per share in 2004 which, given the franchise enhancement and balance sheet initiatives outlined above, provides a solid foundation for future earnings growth. The Company will continue to monitor the economic viability of accelerating the remaining portion of its high cost FHLB advance position as the year progresses. That position includes $2.80 billion at a weighted average cost of 5.38% scheduled to mature in 2007 and early 2008.

Koch continued, “With the Company’s strong capital position, we also expect to continue our customary practices with respect to stock repurchases and cash dividend increases.”

Company profile — Charter One has $43 billion in total assets, making it one of the 25 largest bank holding companies in the country. The Bank has nearly 600 banking center locations in Ohio, Michigan, New York, Illinois, Massachusetts, Vermont, Indiana, Connecticut and Pennsylvania. The Company’s diverse product set includes: consumer banking, indirect auto finance, commercial leasing, business lending, commercial real estate lending, mortgage banking, and retail investment products. For additional information, including press releases, investor presentations, committee charters, and reports filed with the SEC, investors are directed to Charter One’s web site: www.charterone.com.

The Company has scheduled a conference call to discuss quarterly and annual results, along with the outlook for 2004, for 10:00 a.m. eastern time on Wednesday, January 21, 2004. To participate in the call, dial (888) 428-4479 and ask for the Charter One 4th quarter earnings call. The call is available on a replay basis until January 28, 2004 by dialing (320) 365-3844, access code 714963. Alternatively, the call will be available through Charter One’s website, both on a live and a replay basis.

Forward-Looking Information
This release contains certain estimates of future operating trends for Charter One Financial, Inc., as well as estimates of financial condition and earnings, operating efficiencies, revenue creation, lending origination, loan sale volumes, charge-offs and loan loss provisions. These estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to: (1) revenue growth is lower than expected; (2) competitive pressures among depository institutions increase significantly; (3) changes in the interest rate environment reduce interest margins; (4) deterioration in the credit quality of the Company’s loan portfolio requires higher loss provisions; (5) general economic conditions, either nationally or in the states in which the Company does business, are less favorable than expected; (6) legislation or regulatory changes adversely affect the businesses in which the Company is engaged; and (7) ongoing geopolitical conflicts add unexpected stress on the economy or customer base. Other factors that may affect these statements are identified in previous filings with the Securities and Exchange Commission.

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